Exhibit 10.1

EXECUTION

RATIFICATION AND AMENDMENT AGREEMENT

This RATIFICATION AND AMENDMENT AGREEMENT (the “Ratification Agreement”), dated as of April 9, 2015, is by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative agent acting for and on behalf of the parties to the Loan Agreement (as defined below) as lenders (in such capacity, “Administrative Agent”) and its capacity as collateral agent acting on behalf of the parties to the Loan Agreement as Lenders and the other Secured Parties, in such capacity, the “Collateral Agent”, sometimes the Collateral Agent and Administrative Agent are referred to herein, collectively, as the “Agent”), the parties to the Loan Agreement as lenders (each individually, a “Lender” and collectively, “Lenders”), Oneida Ltd., a Delaware corporation, as Debtor and Debtor-in-Possession (the “Oneida”), Anchor Hocking, LLC, a Delaware limited liability company, as Debtor and Debtor-in-Possession (“Anchor”, and together with Oneida, each, individually a “Borrower” and collectively, “Borrowers”), Universal Tabletop, Inc., a Delaware corporation, as Debtor and Debtor-in-Possession (“Parent”), and each other Subsidiary of Parent party thereto, as Debtor and Debtor-in-Possession (together with Parent, each a “Guarantor”, and collectively, “Guarantors”).

W I T N E S S E T H:

WHEREAS, Borrowers and each Guarantor (collectively, the “Debtors”) has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, and each Borrower and each Guarantor has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases (as defined below), Agent and Lenders made loans and advances and provided other financial or credit accommodations to Borrowers secured by substantially all assets and properties of Borrowers and Guarantors as set forth in the Existing Loan Documents (as defined below) and the Existing Guarantor Documents (as defined below);

WHEREAS, the Bankruptcy Court (as defined below) has entered a Financing Order (defined below) pursuant to which Agent and Lenders may make post-petition loans and advances, and provide other financial accommodations, to Borrowers secured by substantially all the assets and properties of Borrowers and Guarantor as set forth in the Financing Order and the Loan Documents (as defined below);

WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrowers and Guarantors shall execute and deliver this Ratification Agreement;

WHEREAS, Borrowers and Guarantor desire to reaffirm their obligations to Agent and Lenders pursuant to the Existing Loan Documents and acknowledge their continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances, and provide such other financial accommodations, to Borrowers; and

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders make post-petition loans and advances and provide other financial or credit accommodations to Borrowers and make certain amendments to the Loan Agreement (as defined below), and Agent and Lenders are willing to do so, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Borrowers and Guarantors mutually covenant, warrant and agree as follows:

1.	DEFINITIONS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Bankruptcy Court” means the United States Bankruptcy Court or the United States District Court for the District of Delaware

(b) “Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(c) “Budget” means the fourteen (14) week budget delivered to Agent in accordance with Section 5.3 of the Ratification Agreement (a summary of which is attached hereto as Exhibit A), in form and substance satisfactory to Administrative Agent, together with any subsequent or amended budgets thereto delivered to Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, in accordance with the terms and conditions hereof.

(d) “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Loan Parties and any affiliated debtors-in-possession pursuant to Sections 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) at any time before or on the first business day following delivery by the DIP Term Loan Agent of a Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $750,000 incurred after the first business day following delivery by the DIP Term Loan Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”).

(e) “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Term Loan Agent to the Loan Parties and any affiliated debtors-in-possession, their lead restructuring counsel, the U.S. Trustee and Administrative Agent, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the obligations under the Loan Agreement and/or under the DIP Term Loan Credit Facility, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

(f) “Chapter 11 Cases” means the Chapter 11 cases of Borrowers and Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

(g) “Debtors” means, collectively, Borrowers and Guarantors, each as Debtor and Debtor-in-Possession in the Chapter 11 Cases.

(h) “DIP Term Loan Agent” means Wilmington Trust, National Association, in its capacity as administrative agent pursuant to the DIP Term Loan Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the DIP Term Loan Agreement.

(i) “DIP Term Loan Agreement” means the Term Loan Agreement, dated of even date herewith, among Anchor, as borrower agent, Oneida, as borrower, the subsidiaries of Anchor and Oneida, parties thereto as guarantors, the lenders from time to time parties thereto, and DIP Term Loan Agent, as administrative agent, as it may be amended, restated, refinanced, replaced or otherwise modified from time to time.

(j) “DIP Term Loan Debt” means the “Secured Obligations” of the Loan Parties under and as defined in the DIP Term Loan Agreement.

(k) “DIP Term Loan Documents” means the DIP Term Loan Agreement and each other agreement, certificate, document, or instrument executed or delivered by Parent or its Subsidiaries to DIP Term Loan Agent or any DIP Term Loan Lender in connection therewith, whether prior to, on, or after the closing of the DIP Term Loan Agreement, and any and all renewals, extensions, amendments, modifications, refinancings or restatements of any of the foregoing.

(l) “DIP Term Loan Facility” means the term loan credit facility evidenced by the DIP Term Loan Agreement.

(m) “DIP Term Loan Funding Account” has the meaning ascribed to such term in the DIP Term Loan Agreement (as in effect on the date hereof).

(n) “DIP Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 21, 2013, by and among Administrative Agent on behalf of itself and the other Secured Parties, and the Term Loan Agent, on behalf of itself and the Term Loan Lenders, as amended by the Financing Order with the consent of the Agent (as further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms); all references in the Existing Loan Agreement and Existing Loan Documents to the “Intercreditor Agreement”, are hereby deemed references to the “DIP Intercreditor Agreement.”

(o) “DIP Term Loan Lenders” means each of the lenders party to the DIP Term Loan Agreement, as “Lenders” from time to time.

(p) “Existing Loan Documents” means the Loan Documents (as defined in the Existing Loan Agreement), including, without limitation, the Existing Guarantor Documents (as defined below), in each instance, as in effect immediately prior to the Petition Date.

(q) “Existing Guarantor Documents” means the Second Amended and Restated Guaranty, dated as of May 21, 2013, by each Guarantor in favor of Agent for the benefit of Agent and the other Secured Parties, Existing Loan Agreement and any other documents executed by any Guarantor, in each case, as in effect immediately prior to the Petition Date.

(r) “Existing Loan Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of May 21, 2013, by and among Borrowers, Guarantors, Agent and Lenders, as amended by Amendment No. 1 to the Second Amended and Restated Loan and Security Agreement, dated as of May 14, 2014, Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement, dated as of May 30, 2014, Amendment No. 3 to the Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2014, Amendment No. 4 to the Second Amended and Restated Loan and Security Agreement, dated as of July 15, 2014, Amendment No. 5 to the Second Amended and Restated Loan and Security Agreement, dated as of July 22, 2014, and Amendment No. 6 to the Second Amended and Restated Loan and Security Agreement, dated as of July 30, 2014, as in effect immediately prior to the Petition Date.

(s) “Financing Order” means the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by Agent and Lenders to Borrowers on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.

(t) “Guarantor Documents” means, collectively, the Existing Guarantor Documents, as amended by this Ratification Agreement, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(u) “Interim Financing Order” shall have the meaning set forth in Section 9.9 hereof.

(v) “Permanent Financing Order” shall have the meaning set forth in Section 9.11 hereof.

(w) “Petition Date” means the date of the commencement of the Chapter 11 Cases.

(x) “Post-Petition Collateral” means, collectively, all now existing and hereafter acquired real and personal property of each Debtor’s estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to Agent and Lenders pursuant to the Loan Documents, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation (excluding, in each case, any Excluded Assets):

(i) all of the Pre-Petition Collateral;

(ii) all Accounts;

(iii) all general intangibles, including, without limitation, all Intellectual Property;

(iv) all goods, including, without limitation, all Inventory and all Equipment;

(v) all Real Property and fixtures;

(vi) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vii) all instruments, including, without limitation, all promissory notes;

(viii) all documents;

(ix) all deposit accounts;

(x) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(xi) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xii) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Administrative Agent, Collateral Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xiii) all commercial tort claims;

(xiv) to the extent not otherwise described above, all Receivables;

(xv) all claims, rights, interests, assets and properties (recovered by or on behalf of each Borrower and Guarantor or any trustee of such Borrower or Guarantor (whether in the Chapter 11 Cases or any subsequent case to which any of the Chapter 11 Cases is converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code;

(xvi) all Records; and

(xvii) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral;

provided, that, the Collateral shall not include the DIP Term Loan Funding Account and the Segregated Operating Account and amounts deposited therein.

(y) “Post-Petition Obligations” means all Obligations (as defined in the Existing Loan Agreement) arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this Ratification Agreement, the Loan Agreement, the Guarantor Documents, the other Loan Documents, a Financing Order, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(z) “Pre-Petition Collateral” means, collectively, (i) all “Collateral” as such term is defined in the Existing Loan Agreement as in effect immediately prior to the Petition Date, (ii) all “Collateral” and “Pledged Collateral” as such terms are defined in each of the other Existing Loan Documents as in effect immediately prior to the Petition Date, and (iii) all other security for the Pre-Petition Obligations as provided in the Existing Loan Agreement, the Existing Guarantor Documents and the other Existing Loan Documents immediately prior to the Petition Date.

(aa) “Pre-Petition Obligations” means all Obligations (as such term is defined in the Existing Loan Agreement) arising at any time before the Petition Date.

(bb) “Ratification Agreement” means this Ratification and Amendment Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(cc) “Special Reserve” means a reserve against the Borrowing Base in the amount of $7,500,000, provided, that, at all times upon and after the entry of the Interim Financing Order and receipt by Administrative Agent of evidence of Borrowers’ right to draw the proceeds of the DIP Term Loan, a reserve against the Borrowing Base in the amount of $9,000,000.

(dd) “Segregated Operating Account” shall have the meaning ascribed to such term in the DIP Term Loan Agreement (as in effect on the date hereof).

(ee) “Term Loan Lenders” means each of the lenders party to the Term Loan Agreement, as “Lenders” from time to time.

1.2	Amendments to Definitions.

(a) Adjusted Availability. The definition of “Adjusted Availability” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ ‘Adjusted Availability’ means the lesser of (a) the amount of the Borrowing Base and (b) the Maximum Revolver Amount minus the Aggregate Revolver Outstandings.”

(b) Applicable Margin. The definition of “Applicable Margin” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ ‘Applicable Margin’ means, with respect to Base Rate Revolving Loans, two percent (2.00%) and LIBO Rate Revolving Loans, three percent (3.00%), in each case on a per annum basis.

(c) Availability. The definition of “Availability” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor

“ ‘Availability’ means, at any time, (a) the lesser of (i) the amount of the Borrowing Base or (ii) the Maximum Revolver Amount minus (b) the Aggregate Revolver Outstandings.”

(d) Borrowing Base. Clause (b) in the definition of “Borrowing Base” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(b) the following reserves: (i) all reserves which the Administrative Agent or the Collateral Agent deems necessary in the exercise of its Reasonable Credit Judgment to maintain with respect to any Borrower or the Collateral, including without limitation reserves for any amounts which either Agent or any Lender may be obligated to pay in the future for the account of any Borrower, (ii) the amount of the Special Reserve, (iii) the Bank Product Reserve Amount, and (iv) reserves as may be applicable under the circumstances in connection with the Chapter 11 Case, including reserves in respect of (A) the amount of any senior Liens or claims in or against the Collateral that, in Administrative Agent’s or Collateral Agent’s good faith determination, have priority over the liens and claims of Administrative Agent and Lenders, and (B) the amount of priority or administrative expense claims that, in Administrative Agent’s good faith determination, require payment during the Chapter 11 Case.”

(e) Collateral. All references to the term “Collateral” in the Loan Agreement or the other Loan Documents, or any other term referring to the security for the Pre-Petition Obligations, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

(f) Debtors. All references to Debtors, including, without limitation, to the terms “Borrower,” “Borrowers,” “Guarantor” or “Guarantors” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean and include the Debtors as defined herein, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

(g) Eligible Inventory. Clause (h) of the definition of “Eligible Inventory” in the Loan Agreement is hereby amended by replacing the reference to “$7,500,000” with “$5,000,000.”

(h) Loan Documents. All references to the term “Loan Documents” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement and all of the Existing Loan Documents, as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(i) Letter of Credit Sublimit. The definition of “Letter of Credit Sublimit” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ ‘Letter of Credit Sublimit’ means $12,500,000.”

(j) Loan Agreement. All references to the term “Loan Agreement” in the Loan Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(k) Material Adverse Effect. All references to the term “Material Adverse Effect,” “material adverse effect” or “material adverse change” in the Loan Agreement, this Ratification Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to add at the end thereof: “provided, that, the commencement of the Chapter 11 Cases and the events and conditions related and/or leading up to and effects thereof shall not constitute a Material Adverse Effect”.

(l) Obligations. All references to the term “Obligations” in the Loan Agreement, this Ratification Agreement or the other Loan Documents shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Obligations and the Post-Petition Obligations.

(m) Permitted Liens. The following clauses (x) and (y) are hereby added to the definition of “Permitted Liens”:

“(x) Liens on the Collateral granted in favor of the DIP Term Loan Agent to secure the DIP Term Loan Debt, so long as such Liens are subject to the DIP Intercreditor Agreement; and

(y) Liens on the Collateral in respect of the Carve-Out; provided, that, any such Lien on the ABL Priority Collateral, is at all times junior and subordinate in priority and right of payment to the Liens of Administrative Agent in the ABL Priority Collateral securing all Obligations.”

(n) Termination Date. The definition of “Termination Date” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ ‘Termination Date’ means the earliest to occur of (a) July 31, 2015, (b) thirty (30) days after the entry of the Interim Financing Order if the Permanent Financing Order has not been entered prior to the expiration of such thirty (30) day period (or such longer period if consented to in writing by the Agent), (c) the effective date of a plan of reorganization filed in the Chapter 11 Cases pursuant to an order entered by the Bankruptcy Court; provided, that, relative to the treatment of the liens and claims of each the Loan Agreement and the Existing Loan Agreement, such plan and the order confirming such plan are acceptable the Administrative Agent, (d) the acceleration of the DIP Term Loan Debt or the termination of any commitment thereunder prior to the funding of the DIP Term Loan, (e) the date the Bankruptcy Court orders the conversion of the bankruptcy case of any Debtor to a Chapter 7 liquidation, (f) the date the Maximum Revolver Amount is terminated either by the Borrowers pursuant to Section 4.2 or Section 13.1 or by the Required Lenders pursuant to Section 12.2 or Section 13.1, (g) the date this Agreement is otherwise terminated for any reason whatsoever (including pursuant to Section 12.2) pursuant to the terms of this Agreement and (h) the acceleration of the Obligations or termination of the Commitments hereunder, including without limitation, as a result of the occurrence of an Event of Default.”

(o) Threshold Amount. The definition of “Threshold Amount” in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ ‘Threshold Amount’ means $5,000,000.”

1.3	Interpretation.

(a) For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

(b) All references to the terms “Agent,” and “Lenders” shall include their respective successors and assigns.

(c) All references to the terms “Borrowers”, “Guarantors” or “Debtors” in any of the Existing Loan Documents shall be deemed and each such reference is hereby amended to mean and include (as applicable) the Debtors, each as defined herein, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as any Debtor’s legal representative, as applicable, or with respect to any Debtor the property of the estate of such Debtor whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case or cases and its successor upon conclusion of the Chapter 11 Case of such Debtor, as the case may be).

(d) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(e) All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2.	ACKNOWLEDGMENT.

2.1 Pre-Petition Obligations. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that, as of April 7, 2015, Borrowers are indebted to Agent and Lenders in respect of all Pre-Petition Obligations in the aggregate principal amount of not less than $52,363,383.57, consisting of (a) Revolving Loans to each Borrower made pursuant to the Existing Loan Documents in the aggregate principal amount of not less than $42,152,772.57, together with interest accrued and accruing thereon, and (b) Letter of Credit Obligations in the amount of $10,201,611.00, together with interest accrued and accruing thereon, and all costs, expenses, fees (including attorneys’ fees and legal expenses) and (d) other charges now or hereafter owed by Borrowers to Agent and Lenders, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2 Guaranteed Obligations. Each Guarantor hereby acknowledges, confirms and agrees that:

(a) all obligations of such Guarantors under the Guarantor Documents are unconditionally owing by such Guarantor to Agent and Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and

(b) the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations, subject only to the limitations set forth in the Guarantor Documents.

2.3 Acknowledgment of Security Interests. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for the benefit of itself and the other Lenders, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Agent and Lenders pursuant to the Existing Loan Documents as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent, for the benefit of itself and the other Lenders, under the Financing Order or hereunder or under any of the other Loan Documents or otherwise granted to or held by Agent and Lenders, in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement (including, without limitation, Permitted Liens) and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent and Lenders.

2.4 Binding Effect of Documents. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Existing Loan Documents to which it is a party was duly executed and delivered to Agent and Lenders by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Loan Documents constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with the terms thereof, and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in (i), subject to the entry and terms of the Financing Orders, the Loan Documents and (ii) the Financing Order.

3.	ADOPTION AND RATIFICATION.

Each Borrower and Guarantor hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Loan Documents to which it is a party and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Loan Documents, as amended by this Ratification Agreement, and in accordance with the Financing Order. All of the Existing Loan Documents are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, and considered as agreements between such Borrowers or Guarantors, on the one hand, and Agent and Lenders, on the other hand. Each Borrower and Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Loan Documents, as amended and supplemented pursuant hereto and the Financing Order, and each Borrower and Guarantor agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Loan Documents to which such Borrower or Guarantor is a party.

4.	GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, hereby grant, pledge and assign to the Collateral Agent, for the benefit of itself and the other Secured Parties, and also confirm, reaffirm and restate the prior grant to Collateral Agent and the other Secured Parties of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.

5.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrowers and Guarantors to Agent and Lenders, whether pursuant to the Loan Documents or otherwise, and not in limitation thereof, each Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Revolving Loans by Agent and Lenders:

5.1 Financing Order. The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay.

5.2 Use of Proceeds. All Revolving Loans and Letters of Credit provided by Administrative Agent or any Lender to Borrowers pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Debtors and their Subsidiaries and for general operating and working capital purposes in the ordinary course of business of the Debtors and their Subsidiaries in accordance with the Budget pursuant to Section 5.3 of this Ratification Agreement; for the avoidance of doubt, no proceeds of the Revolving Loans or any Letters of Credit shall be used to fund or ensure that adequate funds are set aside for or available to fund the Carve-Out obligations. Unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Cases shall be paid with the proceeds of such Revolving Loans or Letters of Credit provided by Agent and Lenders to Borrowers, other than those administrative expense claims and other claims relating to the Chapter 11 Cases directly attributable to the operation of the business of any Borrower or Guarantor in the ordinary course of such business in accordance with the Loan Documents.

5.3	Budget.

(a) Borrowers have prepared and delivered to Administrative Agent and Lenders a fourteen (14) week post-petition Budget. The Budget has been thoroughly reviewed by the Borrowers and their management and sets forth, for the periods covered thereby, projected weekly cash receipts, disbursements, net cash flow, net sales, eligible accounts, eligible inventory, payable float, loans and availability for each week of the fourteen (14) consecutive week period commencing with the week ending April 17, 2015.

(b) Not later than 11:59 p.m. (Eastern time) on the Wednesday of each week commencing on April 22, 2015, Borrowers shall furnish to Administrative Agent, in form and substance satisfactory to Administrative Agent, a report in form satisfactory to the Administrative Agent (the “Budget Compliance Report”) that (i) sets forth for the immediately preceding week and on a cumulative, weekly roll-forward basis through the end of such week the actual results for the following items: (A) net cash flow, (B) excess availability, and (C) loan balance, noting therein variances from values set forth for such periods in the Budget, and (ii) an explanation for all material variances, certified by the chief financial officer of the Borrowers. Such report/reconciliation shall also note any variances with values set forth in the Budget as of the day of such report/reconciliation.

(c) Each Debtor acknowledges, confirms and agrees that, for each period measured in a Budget Compliance Report in accordance with Section 5.3(b) of this Ratification Agreement, the actual “Net Cash Flow (Deficit)” excluding “Bankruptcy Professional Fees” (measured on a cumulative, weekly roll-forward basis) shall not vary more than fifteen percent (15%) from the “Net Cash Flow (Deficit)” excluding “Bankruptcy Professional Fees” set forth in the Budget in respect of such period (measured on a cumulative, weekly roll-forward basis).

(d) Each Debtor hereby confirms, acknowledges and agrees that, unless waived in writing by Administrative Agent, (i) a failure to maintain the deviations in the Budget in an amount equal to or less than the percentage set forth in Section 5.3(c) hereof shall constitute a material deviation from the Budget and an additional Event of Default (each, a “Material Budget Deviation”) and (ii) the failure to deliver any reports with respect to any Budget, in form and substance satisfactory to Administrative Agent, as provided in Section 5.3(b) hereof shall constitute an Event of Default. Notwithstanding any approval by Administrative Agent or any Lender of the Budget or any subsequent or amended Budget(s),

Agent and Lenders will not, and shall not be required to, provide any Revolving Loans or Letters of Credit to Borrower pursuant to the Budget, but shall only provide Revolving Loans and Letters of Credit in accordance with the terms and conditions set forth in the Loan Agreement as amended by this Ratification Agreement, the other Loan Documents and the Financing Order. Agent and Lenders are relying upon the Borrowers’ delivery of, and compliance with, the Budget in accordance with this Section 5.3 in determining to enter into the post-petition financing arrangements provided for herein.

(e) Notwithstanding any projected amounts set forth in the Budget relating to the costs and expenses of Agent and the other Secured Parties that are reimbursable by Borrowers or any other amounts owing by Borrowers to Agent and the Secured Parties (including, without limitation reasonable attorneys and consulting fees and expenses) in accordance with the Loan Agreement and the other Loan Documents, such projections shall not limit, impair, modify or waive the Loan Parties’ obligation to pay the actual amounts due to Agent and/or the other Secured Parties in respect of such costs, expenses and other amounts owing to Agent and Lenders in accordance with the Loan Agreement and the other Loan Documents.

5.4	[Reserved].

5.5 Ratification of Deposit Account Control Agreement. To the extent Agent deems it necessary in its reasonable discretion and upon Agent’s request, Borrowers and Guarantor shall promptly provide Agent with evidence, in form and substance satisfactory to Agent, that the Deposit Account Control Agreement (as defined in the Financing Order) and other deposit account arrangements provided for under Section 6.9 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest to reflect the commencement of the Chapter 11 Cases, that each Borrower and each Guarantor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for.

5.6 ERISA. Each Borrower and Guarantor hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of any Borrower or Guarantor arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the “PBGC”) or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of any Borrower or Guarantor and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of any Borrower or Guarantor.

5.7 Carve-Out. The Carve-Out shall be junior and subordinate in priority and the right of payment to the right to payment and liens granted to Administrative Agent and Lenders in the ABL Priority Collateral securing all Obligations.

6.	DIP FACILITY FEE.

Borrowers shall pay to Agent, for the account of Lenders on a pro rata basis according to their respective Commitments, a debtor-in-possession financing facility fee, in the amount of $90,000, on account of the financing provided by Agent and Lenders to Borrowers in the Chapter 11 Cases, which fee shall be fully earned and due and payable on the date hereof and which may be charged directly to the loan account of any Borrower maintained by Agent.

7.	AMENDMENTS.

7.1 Increase in Maximum Revolver Amount. Section 2.5 of the Loan Agreement is hereby by deleted in its entirety and the following substituted therefor:

“2.5 Increase in Maximum Revolver Amount. Intentionally deleted.”

7.2 Limits and Sublimits. Section 2 of the Loan Agreement is hereby amended by adding the following new Section 2.6 at the end of such Section:

“2.6 Limit and Sublimit Construction. All limits and sublimits set forth in this Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations.”

7.3 Payments. Section 4.4 of the Loan Agreement is hereby amended by adding the following at the end of such Section:

“Without limiting the generality of the foregoing, Administrative Agent may, in its discretion, apply any such payments or proceeds first, to the Pre-Petition Obligations until such Pre-Petition Obligations are paid and satisfied in full and second, to the Post-Petition Obligations until such Post-Petition Obligations are paid and satisfied in full.”

7.4 Appraisals. Section 6.5 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Section 6.5 Appraisals. Not more frequently than three (3) times (with respect to each category of Collateral) during any twelve (12) month period at the Agents’ request, the Loan Parties shall, at their expense and upon such Agent’s request, provide the Agents with appraisals or updates for each category of the Collateral from credentialed appraisers, and prepared in a form and on a basis, reasonably satisfactory to the Agents, such appraisals and updates to include, without limitation, information required by Requirements of Law and by the internal policies of the Agents and Lenders, and such other appraisals as Agents may request at any time an Event of Default exists or has occurred and is continuing at the expense of Loan Parties or otherwise at any other times at the expense of Agents and Lenders.”

7.5 Field Examinations. Section 6.6(a) of the Loan Agreement is hereby amended by deleting the fourth sentence thereof and the following substituted therefor:

“The Collateral Agent shall have the right, at any time, in the Collateral Agent’s name or in the name of a nominee of the Collateral Agent, (i) to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise of up to (10) Accounts each month and (ii) to conduct not more than three (3) field examinations (in addition to the appraisals referred to in Section 6.5) in any twelve (12) month period at the expense of Borrowers; except, that, (A) at any time that an Availability Trigger Event has occurred and is continuing (other than due to the occurrence of an Event of Default), the Collateral Agent may conduct not more than four (4) field examinations during any twelve (12) month period at the expense of Borrowers, (B) at any time an Event of Default exists or has occurred and is continuing Agents may conduct as many field examinations at the expense of Loan Parties, as Agents may require; provided, that, notwithstanding the limitations set forth in clauses (A) and (B) above Agents may conduct more than the number of field examinations provided therein at Agents and Lenders expense. Notwithstanding anything to the contrary set forth in Sections 6.5 and 6.6 hereof, Agents shall have the right to conduct at least one field examination and one appraisal during the Chapter 11 Case, at the expense of Borrowers.”

7.6 Collection of Accounts; Payments. The first sentence of Section 6.9(a) of the Loan Agreement is hereby deleted and the following substituted therefor:

“The Borrowers shall maintain a Payment Account (the “Payment Account”) with Wells Fargo Bank, National Association into which all Account collections of the Loan Parties and proceeds of the ABL Priority Collateral shall be deposited, and shall also establish and maintain all zero balance, payroll and credit card accounts with Wells Fargo Bank, National Association (together with the Primary Payment Account, the “Primary Accounts”).”

7.7 Additional Financial Reporting Requirements. Section 7.2 of the Loan Agreement is hereby amended by adding the following new Sections 7.2(m) and (n):

“(m) Each Loan Party shall also provide Administrative Agent and Lenders with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of any Loan Party to the Bankruptcy Court, or the U.S. Trustee or to any creditors’ committee or such Loan Party’s shareholders, substantially concurrently with the delivery thereof to the Bankruptcy Court, creditors’ committee, U.S. Trustee or shareholders, as the case may be; and

(n) Borrowers shall provide Administration Agent with copies of each Committed Loan Notice (as such term is defined in the DIP Term Loan Agreement) and each Withdrawal Notice (as such term is defined in the DIP Term Loan Agreement) delivered by Loan Parties under the DIP Term Loan Agreement.”

7.8 Mergers, Consolidations, Sales, Acquisitions. Notwithstanding anything to the contrary contained in Section 10.1 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Loan Document, the Loan Parties will not, and will not be permitted to engage in any of the mergers, consolidations, sales, acquisitions, dispositions or other transactions otherwise permitted pursuant to clauses 10.1(a) through (j) thereof (other those permitted pursuant to clauses (d)(i), (vi) through (ix), (xiv), (e) and (f), to the extent such transactions are specifically set forth in the Budget and subject to the terms of the DIP Intercreditor Agreement.

7.9 Distributions; Restricted Investments. Notwithstanding anything to the contrary contained in Section 10.2 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Loan Documents, the Loan Parties will not, and will not permit any Subsidiary, after the date hereof, to make any Distribution or Investment permitted in Section 10.2 of the Loan Agreement, except for Distributions permitted by Subsections 10.2(a)(viii), (xi)(so long as any such Distributions are not made to Holdings) and (xvii)(A) and (B), to the extent specifically set forth in the Budget.

7.10 DIP Term Loan Debt. Section 10.5(w) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(w) Debt incurred under the DIP Term Loan Facility in an aggregate principal amount at any time outstanding not to exceed $40,000,000, all on the terms and conditions set forth in the DIP Term Loan Documents (as in effect on the date hereof); provided, that all amounts repaid may not be reborrowed and the DIP Intercreditor Agreement is in full force and effect.”

7.11 Debt. Notwithstanding anything to the contrary contained in Section 10.5 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Loan Documents, the Loan Parties will not, and will not permit any Subsidiary, after the date hereof, to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt for borrowed money (other than the PBGC Note, Debt incurred pursuant to the Loan Agreement and the other Loan Documents and DIP Term Loan Debt pursuant to Section 10.5(w) of the Loan Agreement and subject to the DIP Intercreditor Agreement), without in each case the prior written consent of Administrative Agent and Collateral Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Administrative Agent, Collateral Agent or any Lender); for the avoidance of doubt, the outstanding amount of the Term Loan Debt on the date hereof is approximately $248,550,836.24, plus accrued but unpaid interest and other unpaid fees, charges, costs and expenses as required under the Term Loan Documents, and no additional Debt other than fees and expenses may be incurred under the Term Loan Documents after the date hereof.

7.12 Liens. Notwithstanding anything to the contrary contained in Section 10.10 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Loan Documents, the Loan Parties will not, and will not permit any Subsidiary, after the date hereof, to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom (other than (a) Permitted Liens existing on the Petition Date and (b) Liens securing the Obligations, without in each case the prior written consent of the Administrative Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any other Secured Party).

7.13 Prepayments and Amendments. Notwithstanding anything to the contrary contained in Section 10.6 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Loan Documents, the Loan Parties will not, and will not permit any Subsidiary, after the date hereof, to make any payment on account of, or optionally prepay, redeem, defease, purchase, or otherwise acquire, Debt (other than (i) the Obligations and (ii) regularly scheduled and mandatory payments of interest and principal in respect of the DIP Term Loan Debt in accordance with the DIP Term Loan Agreement, in accordance with the Budget and subject to the DIP Intercreditor Agreement) without in each case the prior written consent of the Administrative Agent and the Collateral Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Administrative Agent, the Collateral Agent or any Lender).

7.14 Capital Expenditures. Section 10.13 of the Loan Agreement is hereby deleted in its entirety and the following substituted thereof:

“10.13 Capital Expenditures. On or after the effective date of the Ratification Agreement, no Loan Party shall make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for all Loan Parties and their Subsidiaries, an amount equal to the lesser of (a) $2,300,000 and (b) capital expenditures set forth in the Budget through the Termination Date.”

7.15 Fixed Charge Coverage Ratio. Section 10.14 of the Loan Agreement is hereby by deleted in its entirety and the following substituted therefor:

“10.14 Fixed Charge Coverage Ratio. Intentionally deleted.”

7.16 Events of Default. Section 10.1 of the Loan Agreement is hereby amended as follows:

(a) Section 12.1(d) of the Loan Agreement is hereby by deleted in its entirety and the following substituted therefor:

“(d) (i) Any Loan Party (A) fails to make any payment when due, after lapse of all applicable grace, cure or notice periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Debt (other than Debt under the Loan Documents and Debt under Swap Contracts) having an aggregate original principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing or securing such Debt, or any other event occurs, in each case, and continues, after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit, after lapse of all applicable grace, cure or notice periods, the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, in each case, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any of its Subsidiaries is the “Defaulting Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any “Termination Event” (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which any Borrower or any of its Subsidiaries is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount.”

(b) Section 12.1(e) of the Loan Agreement are hereby amended to delete all references to “any Loan Party” and substitute “any obligor (other than Debtors)” therefor.

(c) Section 12.1 of the Loan Agreement is hereby amended by (i) deleting the reference to the word “or” at the end of Section 10.1(o), (ii) replacing the period appearing at the end of Section 12.1(p) with a semicolon, and (iii) adding the following:

“(q) the occurrence of any condition or event which permits Administrative Agent and Lenders to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default” (as defined in any Financing Order);

(r) the termination or non-renewal of the Loan Documents as provided for in any Financing Order;

(s) any Loan Party suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee or examiner with expanded powers is appointed for any Loan Party, or any of their respective properties;

(t) any act, condition or event occurring after the Petition Date that has or would reasonably expect to have a Material Adverse Effect upon the assets of the Loan Parties (taken as a whole), or the Collateral or the rights and remedies of Administrative Agent and Lenders under the Loan Agreement or any other Loan Documents or any Financing Order;

(u) conversion of any Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code;

(v) dismissal of any Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(w) grant of a lien on or other interest in any property of any Loan Party, other than a Permitted Lien or a lien or encumbrance permitted by any Financing Order, which is superior to or ranks in parity with any Agent’s security interest in or lien upon the Collateral;

(x) the grant of an administrative expense claim in any Chapter 11 Case which is superior to or ranks in parity with the rights of the Administrative Agent (other than administrative expense claim permitted by any Financing Order or the Ratification Agreement, the Carve-Out and the claims under the DIP Term Loan Credit Facility to the extent set forth herein);

(y) the failure of Borrowers or Guarantors to comply with any Financing Order or any Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Administrative Agent (and no such consent shall be implied from any other authorization or acquiescence by Administrative Agent or any Lender);

(z) the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

(aa) the appointment of an examiner with special powers pursuant to Section 1104(a) of the Bankruptcy Code;

(bb) the filing of a plan of reorganization or liquidation by or on behalf of any Loan Party, to which Administrative Agent has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(cc) the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case of any Loan Party, to which Administrative Agent has not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(dd) the filing of a motion by any Debtor (or any Affiliate) that is not dismissed or denied within thirty (30) days after the date of filing such motion seeking, or the entry of any order permitting, recovery from any portion of the Collateral (or from Agent or any of the Lenders directly) any costs or expenses of preserving or disposing of the Collateral under section 506(c) or section 552(b) of the Bankruptcy Code (or otherwise);

(ee) if, for whatever reason and at any time, the Board of Directors of any Debtor as of the Petition Date should fail to have the full and exclusive right and control over the business and affairs of such Debtor and all decisions affecting the business and affairs of such Debtor, in each case subject only to (a) the power and authority of the Bankruptcy Court in the Chapter 11 Cases and (b) any provision of applicable law that limits the director or directors of such Debtor from having the full and exclusive right or control;

(ff) any Material Budget Deviation, as defined in Section 5.3(d) of the Ratification Agreement;

(gg) a determination by the DIP Term Loan Agent or otherwise in accordance with the DIP Term Loan Documents, after delivery by Borrowers of a Notice of Withdrawal (as such term is defined in the DIP Term Loan Agreement, as in effect on the date hereof) that Borrowers have failed to satisfy the conditions set forth in the DIP Term Loan Agreement required with respect to any periodic Withdrawal (as such term is defined in the DIP Term Loan Agreement in effect on the date hereof) of funds from the DIP Term Loan Funding Account;

(hh) any future proceedings which may develop out of any such cases, including liquidation in bankruptcy, shall have been entered within five (5) days after the commencement of the Chapter 11 Case and be in full force and effect and not have been vacated, reversed, modified, amended or stayed and not be subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order or challenge to the relief provided for in it, except as consented to in writing by Administrative Agent; or

(ii) the Term Borrowing (as such term is defined in the DIP Term Loan Agreement, as in effect on the date hereof) shall not have been deposited into the DIP Term Loan Funding Account within two (2) Business Days following the earlier of (1) the delivery of the Committed Loan Notice as such term is defined in the DIP Term Loan Agreement (as in effect on the date hereof) by the Borrower and (2) two (2) Business Days after the entry of the Interim Financing Order. ”

7.17 Right to Cure. Section 12.3 of the Loan Agreement is hereby by deleted in its entirety and the following substituted therefor:

“12.3 Right to Cure. Intentionally deleted.”

7.18 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. Section 16.3(a) of the Loan Agreement is hereby amended by deleting the period and adding the following at the end thereof:

“EXCEPT TO THE EXTENT THAT THE PROVISIONS OF THE BANKRUPTCY CODE ARE APPLICABLE AND SPECIFICALLY CONFLICT WITH THE FOREGOING.”

7.19 Notices. Section 16.8 of the Loan Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

If to Agent:	Wells Fargo Bank, National Association 100 Park Avenue, 14th Floor New York, NY 100017 Attention: Guido Cuomo Telephone No.: 212-545-4482 Telecopy No.: 855-434-1989

with a copy to:	Otterbourg P.C. 230 Park Avenue New York, New York 10169 Telephone No.: 212-661-9100 Facsimile No.: 212-682-6104 Attn: Jonathan N. Helfat, Esq.

8.	RELEASE.

8.1	Release of Pre-Petition Claims.

(a) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent and Lenders contained herein and the making of any Revolving Loans by Agent and Lenders, each Loan Party, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or Guarantor, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by each Borrower and Guarantor pursuant to this Section 8.1. If any Loan Party violates the foregoing covenant, Loan Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8.2 Release of Post-Petition Claims. Upon (a) the receipt by Agent, on behalf of itself and the other Lenders, of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Obligations that survive or continue beyond the termination of the Loan Documents, and (b) the termination of the Loan Documents (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Revolving Loans by Agent and

Lenders, each Loan Party hereby covenants and agrees to execute and deliver in favor of Agent and Lenders a valid and binding termination and release agreement, in form and substance satisfactory to Agent. If any Loan Party violates such covenant, Loan Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8.3	Releases Generally.

(a) Each Loan Party understands, acknowledges and agrees that the releases set forth above in Sections 8.1 and 8.2 hereof may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 8.1 hereof and, when made, Section 8.2 hereof.

9.	CONDITIONS PRECEDENT.

In addition to any other conditions contained herein or the Loan Agreement, as in effect immediately prior to the Petition Date, with respect to the Revolving Loans and other financial accommodations available to Borrowers (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to the Revolving Loans and be applicable to other financial accommodations available to Borrowers), the following are conditions to Agent’s and Lenders’ obligation to extend further loans, advances or other financial accommodations to Borrowers pursuant to the Loan Agreement:

9.1 Borrowers and Guarantors shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Lenders shall reasonably request from time to time;

9.2 as of the Petition Date, the Existing Loan Documents shall not have been terminated;

9.3 Loan Parties shall have commenced a voluntary case under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware by no later than April 7, 2015. Loan Parties shall have complied in full with the notice and other requirements of the Bankruptcy Code in a manner reasonably acceptable to Agent and its counsel, with respect to the Interim Financing Order) and Agent shall have received such evidence thereof as it shall reasonably require. All of the first day orders entered by the Bankruptcy Court at the time of the commencement of the Chapter 11 Case shall be in form and substance reasonably satisfactory to Agent;

9.4 no trustee or examiner with expanded powers shall have been appointed or designated with respect to any Borrower or Guarantor, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

9.5 the Interim Financing Order or other Order(s) of the Bankruptcy Court shall ratify and amend the cash management arrangements of Borrowers and Guarantors to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, as the case may be, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in this Ratification Agreement;

9.6 the execution and delivery of this Ratification Agreement to be delivered in connection herewith by Borrowers and Guarantors in form and substance satisfactory to Agent;

9.7 the execution or delivery to Agent and Lenders of all other Loan Documents, and other agreements, documents and instruments which, in the good faith judgment, of Agent are necessary or appropriate. The implementation of the terms of this Ratification Agreement and the other Loan Documents, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to Agent and its counsel;

9.8 satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

9.9 Each Borrower and Guarantor shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to any relevant Financing Order in a manner prescribed by the Bankruptcy Code and the applicable Bankruptcy Rules, and an Interim Financing Order shall have been entered by the Bankruptcy Court (the “Interim Financing Order”) acceptable to Agent and its counsel, and the Interim Financing Order authorizing the secured financing under the Loan Documents as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest in liens in favor of Agent and Lenders described in this Ratification Agreement and in the Interim Financing Order, the Permanent Financing Order and granting super-priority expense claims to Agent and Lenders with respect to all obligations due Agent and Lenders, subject to no priority claim or administrative expenses of the Chapter 11 Case or any other entity (other than the Carve-Out and the super-priority administrative claim in respect of the DIP Term Loan Facility to the extent provided in the Ratification Agreement). The Financing Orders shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Administrative Agent and Lenders, in their sole discretion, and it shall contain such other terms or provisions as Administrative Agent and its counsel shall require;

9.10 Reserved;

9.11 with respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Agent and Lenders the senior security interests and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by Agent and its counsel (“Permanent Financing Order”). Neither Agent nor any Lender shall provide any Revolving Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired;

9.12 other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date;

9.13 Borrowers shall have delivered to Agent, on terms and conditions satisfactory to Agent, a plan of reorganization which provides for, among other things, either (i) the conversion of the Loan Agreement (as amended by this Ratification Agreement) into an exist facility on terms and conditions acceptable to the Borrowers, the Agent and the Lenders, on terms and conditions acceptable to Agent and Lenders or (ii) the indefeasible payment in full of all of the obligations owing to Agent and Lenders.

9.14 Receipt by Agent, each in form and substance satisfactory to Agent, of (i) the initial Budget, (ii) an income statement and balance sheet as of the end of the most recent fiscal month for each of the Borrowers, and a comparison of such information to information for the same period in the immediately preceding year, each in form and substance satisfactory to Agent, provided that if the Chapter 11 Case commences on or prior to the twelfth (12th) business day of any calendar month, such income statement and balance sheet may be as of the end of the fiscal month immediately preceding the most recent fiscal month, (iii) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the Loan Agreement, in each case as to the projections, with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent, (iv) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Agent, in each case in form and substance satisfactory to Agent, and (v) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available;

9.15 Borrowers and Guarantors shall have executed and delivered all of the documents necessary to consummate the DIP Term Loan Facility as described in the Term Sheet for Proposed Debtor-in-Possession Financing, dated March 31, 2015 (the “DIP Term Loan Facility Term Sheet”), issued by certain of the Pre-Petition Term Loan Lenders, providing for a super-priority, priming term loan in an aggregate principal amount of not less than $40,000,000 minus the amount of fees set forth in Section 2.07(c) of the DIP Term Loan Agreement, and (i) On or before the date hereof, Borrower shall have delivered a Committed Loan Notice (as such term is defined in the DIP Term Loan Agreement, as in effect on the date hereof) to the DIP Term Loan Agent (a copy of which sent to the Agent) effecting the Term Borrowing (as such term is defined in the DIP Term Loan Agreement, as in effect on the date hereof), and

(ii) Borrowers shall have the ability to draw down the proceeds of the DIP Term Loan in accordance with the terms of the DIP Term Loan Agreement following the date on which the Interim Financing Order has been entered to fund the expenses and disbursements set forth in the Budget.

9.16 The Financing Orders shall confirm the following lien priorities: (a) with respect to the Term Priority Collateral, first, subject to the payment of Allowed Professional Fees subject to the Carve-Out, the DIP Term Loan Agent and Term Loan Lenders to secure the DIP Term Loan Debt, second, the Term Loan Agent and Term Loan Lenders to secure the Term Loan Debt, and third, Agent and the other Secured Parties to secure the Obligations, and (b) with respect to the ABL Priority Collateral, first, Agent and the other Secured Parties to secure the Obligations, second, subject to the payment of Allowed Professional Fees subject to the Carve-Out, the DIP Term Loan Agent and the DIP Term Loan Lenders to secure the DIP Term Loan Debt, and third, the Term Loan Agent and the Term Loan Lenders to secure the Term Loan Debt.

9.17 Agent, for the benefit of itself and the other Secured Parties, shall hold perfected, priority security interests in and liens upon the ABL Priority Collateral and no less than a third priority (exclusive of the Carve-Out but only to the extent such claims extend or apply to the proceeds of the Term Priority Collateral) security interest in the Term Loan Priority Collateral (including without limitation the DIP Term Loan Funding Account, to the extent that the DIP Term Loan Funding Account is property of the estate of any Debtor whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case or cases) and Agent shall have received such evidence thereof as it requires;

9.18 Agent shall have received (i) an update of the existing field examinations of the business and collateral of Borrowers and Guarantors so as to obtain current results within 5 days prior to closing consistent with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors (and including current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with reasonable supporting documentation) and (ii) an updated written appraisal as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely;

9.19 Borrowers shall have (i) engaged a financial advisor with authority and duties satisfactory to Agent, who shall, among other things, assist Borrowers in the preparation of and compliance with, on an ongoing basis, the Budget and compliance with, on and ongoing basis, the terms and conditions set forth in the Loan Documents, (ii) engaged an investment banking firm with authority and duties reasonably satisfactory to Agent, and the foregoing engagements under clauses (i) and (ii) shall each have been approved under the Interim Financing Order, and (iii) have provided such consultants, financial advisor and investment banking firm with such information as they may require;

9.20 Borrowers and Guarantors shall have established a cash management system in form and substance reasonably satisfactory to Agent, including blocked accounts for collections and the transfer thereof to Agent, and subject to control agreements by the banks at which such accounts are maintained, which shall be in form and substance acceptable to Agent;

9.21 No material adverse change in the business, operations, property or financial condition of Borrowers (taken as a whole) shall have occurred since March 31, 2015 (it being understood that the commencement of the Chapter 11 Case, any defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement thereof, reduction in payment terms by suppliers, and reclamation claims shall not be deemed a material adverse change). No material misstatements in or omissions from the materials previously furnished to Agent by Borrowers and Guarantors taken as a whole shall have been made. Agent and Lenders shall have received the payment of all fees required to be paid to each of them, at, or prior to, closing in connection with the DIP ABL Credit Facility; and

9.22 no Default or Event of Default shall have occurred or be existing under any of the Loan Documents, as modified pursuant hereto, and assumed by Borrowers and Guarantor.

10.	MISCELLANEOUS.

10.1 Amendments and Waivers. Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.2 Further Assurances. Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Loan Documents, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion (other than any Excluded Action) to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other Loan Documents or the Financing Order. Upon the request of Agent, at any time and from time to time, each Borrower and Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages (with respect to each parcel of real property with a fair market value of greater than $1,000,000), deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of Collateral as may be requested by Agent (other than any Excluded Actions).

10.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

10.4 Counterparts. This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement. In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Ratification Agreement by telefacsimile or other means of electronic transmission shall have the same force and effect as delivery of an original executed counterpart of this Ratification Agreement. Any party delivering an executed counterpart of this Ratification Agreement by telefacsimile or other means of electronic transmission also shall deliver an original executed counterpart of this Ratification Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Ratification Agreement as to such party or any other party.

10.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Loan Documents.

10.6 Costs and Expenses. Borrowers shall pay to Agents and Lenders on demand all costs and expenses that Agents or Lenders pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement and the other Loan Documents and the Financing Order, including, without limitation: (a) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Agent and Lenders; (b) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Loan Documents, the Financing Order and the transactions contemplated thereby; (c) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent and Lenders in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrowers and Guarantor under the Loan Documents or the Financing Order that Borrowers and Guarantor fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors’ operations by Agent or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Debtors’ operations, plus a per diem charge at the rate of $1,000 per person per day for Agent’s examiners in the field and office; and (h) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Loan Documents and the Financing Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrowers. All sums provided for in this Section 10.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Loan Documents. Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to any Borrower or Guarantor.

10.7 Effectiveness. This Ratification Agreement shall become effective upon the execution hereof by Agent and Lenders and the entry of the Interim Financing Order.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank and Lender

By:	/s/ Guido Cuomo
Name:	Guido Cuomo
Title:	Authorized Signatory

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Ratification and Amendment Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BORROWERS:

ONEIDA LTD.

By :	/s/ Erika Schoenberger
Name:	Erika Schoenberger
Title:	Secretary

ANCHOR HOCKING, LLC

By:	/s/ Erika Schoenberger
Name:	Erika Schoenberger
Title:	Secretary

GUARANTORS:

UNIVERSAL TABLETOP, INC.

By:	/s/ Erika Schoenberger
Name:	Erika Schoenberger
Title:	Secretary

BUFFALO CHINA, INC. DELCO INTERNATIONAL, LTD. SAKURA, INC. THC SYSTEMS, INC. KENWOOD SILVER COMPANY, INC.
ONEIDA SILVERSMITHS INC.
ONEIDA INTERNATIONAL INC. ONEIDA FOOD SERVICE, INC.

By:	/s/ Erika Schoenberger
Name:	Erika Schoenberger
Title:	Secretary

EXHIBIT A

to

RATIFICATION AGREEMENT

Summary of Budget

EveryWare Global
DIP Summary	BK FILING	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13	Week 14	14-Week
Week Ending - USD’000	10-Apr-15	17-Apr-15	24-Apr-15	1-May-15	8-May-15	15-May-15	22-May-15	29-May-15	5-Jun-15	12-Jun-15	19-Jun-15	26-Jun-15	3-Jul-15	10-Jul-15	Total
Projected Receipts	5,693	7,206	5,429	8,364	8,358	6,474	6,209	6,086	6,537	6,147	6,361	6,504	6,782	5,544	91,695
Total Disbursements Excluding Bankruptcy Professional Fees	(11,160)	(10,845)	(11,546)	(9,900)	(7,024)	(6,577)	(6,635)	(5,805)	(8,140)	(6,075)	(7,068)	(5,652)	(6,531)	(6,264)	(109,223)
Bankruptcy Professional Fees	(1,450)	—	—	—	(163)	—	(150)	—	(325)	—	—	(2,030)	(325)	(10,895)	(15,338)
Total Disbursements	(12,610)	(10,845)	(11,546)	(9,900)	(7,187)	(6,577)	(6,785)	(5,805)	(8,465)	(6,075)	(7,068)	(7,682)	(6,856)	(17,159)	(124,561)

Net Cash Flow (Deficit)	(6,917)	(3,639)	(6,117)	(1,536)	1,171	(104)	(576)	281	(1,928)	73	(707)	(1,177)	(74)	(11,616)	(32,866)

Total Liquidity	34,473	30,834	24,717	23,181	23,181	23,181	23,181	23,181	22,025	22,025	21,391	20,214	20,140	8,224	8,224